Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Extends Tax Benefit Preservation Plan

Saint Paul, Minn., June 4, 2020 – Image Sensing Systems, Inc. (Nasdaq: ISNS) today announced that the Special Committee of its Board of Directors has approved an amendment to the Company’s shareholder rights agreement (as amended, the “Rights Agreement”).  The amendment extends the expiration date of the Rights Agreement from June 5, 2020 to June 4, 2022 and is subject to the approval of the Company’s shareholders. As Image Sensing Systems previously announced, the Special Committee was formed by the Board to conduct a comprehensive review of strategic alternatives to maximize shareholder value.  The members of the Special Committee consist of James W. Bracke as Chair, Paul F. Lidsky, Geoffrey C. Davis, and Joseph P. Daly, all of whom are independent directors of Image Sensing Systems, and Brian VanDerBosch, who is an independent consultant of Image Sensing Systems.

The Rights Agreement is designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code.  Image Sensing Systems had United States federal NOLs totaling approximately $18.0 million as of December 31, 2019.  Pursuant to U.S. federal income tax rules, Image Sensing Systems’ use of those tax assets could be substantially limited if it experiences an “ownership change” (as defined in Section 382 of the Internal Revenue Code).  The Company noted that the Rights Agreement is designed to serve the interests of all shareholders by helping to protect the Company’s ability to use its net operating losses to offset future tax liabilities and is similar to plans adopted by many other public companies with significant tax attributes.  The Rights Agreement will expire on the date of the next meeting of shareholders if the amendment is not approved by the Company’s shareholders at such meeting.

Details about the Rights Agreement are contained in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

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About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 12, 2020.

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